Press Release

ROMA FINANCIAL CORPORATION ANNOUNCES FOURTH QUARTER 2007 EARNINGS

Robbinsville, New Jersey, Roma Financial Corporation (NASDAQ GS: ROMA) (the “Company”), the holding company of Roma Bank, announced today its financial condition and results of operation for the three months and year ended December 31, 2007. The Company’s consolidated net income for the three months and year ended December 31, 2007 was $1.6 million and $7.2 million respectively. This represented a decrease of $.6 million compared to the three months ended December 31, 2006 and an increase of $2.0 million from the year ended December 31, 2006. The increase in net income for the year ended December 31, 2007 as compared to the prior year was primarily due to the contribution in 2006 to Roma Bank Community Foundation in conjunction with the Company’s initial public offering, offset by increases in non-interest expenses. Earning per share were $.05 and $.23 respectively for the three months and year ended December 31, 2007.

For the three months and year ended December 31, 2007 net interest income was $6.7 million and $28.0 million, compared to $7.0 million and $25.7 million for the same periods in 2006. For the year ended December 31, 2007 this represented an increase of 8.9% from the prior year.

At December 31, 2007 the Company had consolidated assets, deposits and equity of $907.1 million, $651.0 million and $218.3 million respectively.

Peter A. Inverso, President and CEO stated, “The Company’s performance in 2007 was very strong given an environment where banks were under severe earnings pressure. These results were achieved while management was adjusting and responding to the first full year as a public company with minority ownership and challenged by the operational demands of being pro-active in addressing competitive forces, advancing the branch network, organizing our majority owned de novo bank, RomAsia, and contending with interest margin compression and diminished residential loan demand.

The Company met these challenges and improved the value of the franchise. The Company’s banking subsidiary, Roma Bank, was not directly affected by the sub-prime mortgage crisis because it does not originate any sub-prime mortgages.

Assets, loans and deposits each reached record levels. For the first time, the ratio of loans to assets surpassed the fifty percent threshold. One notable blemish was the increase of non-performing loans to $6.9 million at December 31, 2007, which represented 1.46% of total loans at that date, as compared to .08% at December 31, 2006. Subsequent to December 31, 2007, $2.6 million of the non-performing loans were paid in full, and an additional $780 thousand was brought to a current status. These loans are being diligently addressed by management, and are well secured and no material losses are anticipated.

Roma Bank successfully opened its tenth branch in Whiting and eleventh branch in Bordentown in January 2008. Two additional branches are planned to open during 2008 in Columbus and Hopewell Township.”

Shares of the Company began trading on July 12, 2006, on the NASDAQ Global Select Market under the symbol “ROMA.”

Roma Financial Corporation (NASDAQ:ROMA) is the holding company of Roma Bank, a community bank headquartered in Robbinsville, New Jersey. Roma Bank has been serving families, businesses and the communities of Central New Jersey for over 86 years with a complete line of financial products and services, and today Roma Bank operates branch locations in Mercer, Burlington and Ocean counties in New Jersey. Visit Roma online at www.romabank.com.

Forward Looking Statements

The foregoing material contains forward-looking statements concerning the financial condition, results of operations and business of the Company. We caution that such statements are subject to a number of uncertainties and actual results could differ materially, and, therefore, readers should not place undue reliance on any forward-looking statements. The Company does not undertake, and specifically disclaims, any obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.